EXHIBIT 12
Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
For the year-to-date periods ended September 30, 2011, and September 30, 2010
(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 30, 2011	SEPTEMBER 30, 2010
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$491	$446
Add: interest portion of rental expense	12	14
Add: undistributed (earnings) loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	2	(29)
Available earnings	$505	$431
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$274	$304
Weyerhaeuser Real Estate Company and other related subsidiaries	18	21
Subtotal	292	325
Less: intercompany interest	(2)	(3)
Total interest expense incurred	290	322
Amortization of debt expense	5	4
Interest portion of rental expense	12	14
Total fixed charges	$307	$340
Ratio of earnings to fixed charges	1.64	1.27

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
For the year-to-date periods ended September 30, 2011 and September 30, 2010
(Dollar amounts in millions)

	QUARTER ENDED
	SEPTEMBER 30, 2011	SEPTEMBER 30, 2010
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$475	$424
Add: interest portion of rental expense	10	11
Add: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	2	9
Add: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(16)	(76)
Available earnings	$471	$368
Fixed charges:
Interest expense incurred	$274	$304
Amortization of debt expense	5	4
Interest portion of rental expense	10	11
Total fixed charges	$289	$319
Ratio of earnings to fixed charges	1.63	1.15